                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


Filed by the registrant [ X ]

Filed by a party other than the registrant [   ]

Check the appropriate box:

[   ] Preliminary proxy statement

[ X ] Definitive proxy statement

[ X ] Definitive additional materials

[   ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION
          --------------------------------------------------------
                (Name of registrant as specified in its charter)

                AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION
          --------------------------------------------------------
                   (Name of person(s) filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[ X ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[   ] $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3)

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4)  Proposed maximum aggregate value of transaction:

[   ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, schedule, or registration statement no.:

      (3)  Filing party:

      (4)  Date filed:

                          [AMERIWOOD INDUSTRIES LOGO]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JULY 25, 1996

         The 1996 annual meeting of shareholders of Ameriwood Industries International Corporation will be held on July 25, 1996 at 9:00 AM, local time, in the Continental Room at the Amway Grand Plaza Hotel, 187 Monroe Avenue, NW, Grand Rapids, Michigan, for the purpose of considering and voting upon the following matters:

         1.      Election of two directors.

         2.      Such other matters as may properly come before the meeting.

         The close of business on June 17, 1996 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment thereof.


                                             By order of the Board of Directors,



                                                          /s/ CRAIG G. WASSENAAR
                                                          ----------------------
                                                              CRAIG G. WASSENAAR
                                                                       Secretary
                                                171 Monroe Avenue, NW, Suite 600
                                                         Grand Rapids, MI  49503
                                                                   June 20, 1996




- --------------------------------------------------------------------------------
                                   IMPORTANT
Whether or not you plan to attend the annual meeting in person, to assure your representation and a quorum for the transaction of business at the meeting,
PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY in the envelope provided.  If you do attend the annual meeting, you may revoke your proxy and vote your shares in person, if you so choose.
- --------------------------------------------------------------------------------

                                PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ameriwood Industries International Corporation ("Ameriwood" or the "Company"), 171 Monroe Avenue, NW, Suite 600, Grand Rapids, Michigan, 49503, to be voted at the annual meeting of shareholders to be held Thursday, July 25, 1996, in the Continental Room at the Amway Grand Plaza Hotel, 187 Monroe Avenue, NW, Grand Rapids, Michigan, at 9:00 AM, local time, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy, together with the 1995 Annual Report to Shareholders are being sent beginning on June 20, 1996.

         Each proxy in the accompanying form which is properly executed and returned, and not revoked, will be voted in accordance with the specifications on that proxy. If no specification is made, the shares represented by the proxy will be voted FOR the election of the directors listed as nominees in this Proxy Statement. If any other business should properly come before the annual meeting (which is not anticipated), the proxyholders will have discretionary authority to vote thereon in accordance with their best judgment.

         A shareholder who returns a proxy may revoke it at any time before it is voted at the annual meeting by delivering written notice of revocation to the Company's Secretary, or by submitting a proxy bearing a later date, or by attending the annual meeting and voting in person.

         Proxies will be solicited initially by mail. They may also be solicited personally and/or by use of telecommunications equipment. Ameriwood directors, executive officers, and employees may solicit proxies without additional compensation. Ameriwood has retained D. F. King & Co., Inc., 77 Water Street, New York, New York, 10005, at an estimated cost of $4,000, plus expenses, to advise the Company and to assist in distribution of proxy materials to brokers and other nominee shareholders. Ameriwood will reimburse banks, brokers or other similar agents or fiduciaries for forwarding proxy material to the beneficial owners of the Company's stock. All other expenses in connection with the solicitation of proxies, including clerical work and printing, will be paid by Ameriwood.


                     VOTING SECURITIES AND PRINCIPAL OWNERS

         At the close of business on June 17, 1996, the record date for the annual meeting, Ameriwood had 4,243,406 shares of its common stock, $1.00 par value, issued and outstanding. Shareholders are entitled to one vote for each share of Ameriwood stock registered in their names at the close of business on the record date.

         The following table shows, as of May 31, 1996, the beneficial ownership of shares of Ameriwood's common stock by the only shareholders known to the Company to be beneficial owners of more than 5% of its common stock.


- --------------------------------------------------------------------------------------------------------
               Name and Address                Number of Shares              Percent of Class Issued and
              of Beneficial Owner              Beneficially Owned            Outstanding
========================================================================================================
 Ameriwood Industries Affiliated Employee           818,590                        19.29%
 Stock Ownership and Savings Plan (1)
 c/o FMB Trust, Trustee
 101 E. Main St.
 Zeeland, MI 49464
- --------------------------------------------------------------------------------------------------------
 Neil L. Diver (2)                                  242,500                         5.71%
 1988 Jackson St.
 San Francisco, CA 94109
- --------------------------------------------------------------------------------------------------------


(1) This plan (the "ESOP/401(k) Plan") is a combined ESOP and 401(k) plan. An administrative committee of officers and employees has shared investment power over Ameriwood stock held in trust under the ESOP portion of the plan. Each participant for whom Ameriwood stock is held in the 401(k) portion has sole investment power with respect to the shares allocated to his or her account and, under both portions of the plan, voting power is passed through to individual participants with respect to the number of shares allocated to their respective plan accounts. The current members of the administrative committee are Richard Compton, Leon Dodd, Charles Foley, Gregory Horvath, Dawne Kennedy, Mary K. Miller, John Steeb, and Craig Wassenaar, each of whom disclaims beneficial ownership of the shares shown above, except for shares allocated to his or her plan account. Shares allocated to the plan accounts of Company executive officers are reported in the table "Security Ownership of Management" under the heading "General Information".

(2) Neil L. Diver is Ameriwood's Chairman of the Board. The number of shares Mr. Diver beneficially owns includes options exercisable within 60 days to purchase 40,000 shares. For more detail regarding Mr. Diver's Ameriwood stock ownership, see the heading "General Information" later in this proxy statement.

                             ELECTION OF DIRECTORS

    Ameriwood's Board of Directors currently consists of four persons and is divided into three classes. One class of directors is elected each year for a term of three years and until their successors have been elected. Two directors are to be elected at the 1996 annual meeting for terms expiring in 1999.

    Assuming the presence of a quorum, directors will be elected at the annual meeting from among those nominated, by a plurality of the votes cast by holders of common stock present in person or by proxy and entitled to vote at the meeting. Thus, the two nominees receiving the largest number of votes cast will be elected. Abstentions, broker non-votes or withholding of authority will contribute toward establishment of a quorum, but will have no effect on the outcome of the election of such nominees.

    The Board of Directors has nominated Kevin K. Coyne and Neil L. Diver, the two incumbent directors whose terms are scheduled to expire at the 1996 annual meeting , for reelection to another three year term. Messrs. Coyne and Diver are willing to serve if elected. If any of the nominees should become unable or unwilling to serve, which is not anticipated, the proxies hereby solicited will be voted for the election of such other person(s) as may be nominated by the Board of Directors.

    Information concerning the business experience and Ameriwood stock ownership of the nominees, and all other directors and executive officers of the Company, as well as other information relevant to the election of directors is included below under the heading "General Information."

    The Board of Directors recommends a vote FOR the election of all persons nominated by the Board.


                              GENERAL INFORMATION

                        DIRECTORS AND EXECUTIVE OFFICERS

BACKGROUND INFORMATION
    Background information concerning each nominee for election as a director at the annual meeting and each other director and executive officer of Ameriwood is presented below, based on the most recent information provided to the Company by such person. Unless otherwise indicated, the principal occupation reported for each person has been the same for at least the past five years.

                      NOMINEES FOR TERMS EXPIRING IN 1999
    Kevin K. Coyne (age 46) has been an Ameriwood director since September 1990. Mr. Coyne is a private investor. He was President of CMB Industries Corp., a manufacturer of water valves, from February 1992 until December 1995.

    Neil L. Diver (age 58) has been an Ameriwood director and its Chairman of the Board since September 1990. He is an administrator of private investments and a director of several privately held companies.

                      DIRECTOR WITH TERM EXPIRING IN 1998
    Edwin Wachtel (age 64) has been an Ameriwood director since May 1990. Mr. Wachtel, who is retired, was Chairman and Chief Executive Officer of Europe Craft Imports, Inc., an apparel marketer from February 1992 until September 1995. From October 1987 to January 1992, he was Chairman of GW Investors Corporation, a private investment firm.

                      DIRECTOR WITH TERM EXPIRING IN 1997
    Richard Pigott (age 56) has been an Ameriwood director since February 1995. He is a consultant, private investor and attorney. Prior to 1988, he was an executive of Beatrice Companies, Inc. where he held the position of Executive Vice President and Chief Administrative Officer, with responsibility for Beatrice's financial, legal, and acquisition and divestiture functions. He currently serves as a director of Rodman & Renshaw Capital Group, Inc.

                        NON-DIRECTOR EXECUTIVE OFFICERS
    Charles R. Foley (age 49) was named Interim President and Chief Executive Officer of Ameriwood on January 29, 1996. Mr. Foley was Vice President of Finance and Chief Financial Officer from August 1995 until appointment to his current role, and prior to that was Corporate Vice President of Planning and Control from June 1993 until August 1995. Before joining Ameriwood, he was a consultant with Arthur Andersen & Co. L.L.P., a public accounting firm, from June 1990 to June 1993.

      Craig G. Wassenaar (age 40) was named Vice President, Chief Financial Officer and Secretary on May 8, 1996. He joined Ameriwood in January 1996 as Corporate Controller / Treasurer and Assistant Secretary. Mr. Wassenaar was formerly Vice President of Finance for the Baby Care Division of Gerber Products Company from January 1995 to October 1995 and Corporate Controller and Chief Accounting Officer of Gerber Products Company from May 1992 until January 1995. Prior to that, he was a Senior Manager in the accounting firm of Ernst & Young L.L.P.


BOARD COMMITTEES AND MEETING ATTENDANCE
    Ameriwood's Board of Directors has three standing committees: the Audit Committee, the Human Resources Committee (formerly the Compensation and Benefits Committee), and the Finance and Strategy Committee (formerly the Strategic Planning Committee). The full Board is responsible for the nomination of individuals for election or reelection to the Board of Directors; there is not a nominating committee as such.

    The Audit Committee reviews audit plans and activities, reviews the Company's financial controls, and makes the annual selection of auditors. It reviews with representatives of the Company's independent public accounting firm the audit fees and other auditing arrangements, the scope of the accountants' examination of accounting records, results of those audits, and any problems the auditors may have identified regarding internal accounting controls together with their recommendations. Mr. Coyne (chairman), Mr. Diver, and Mr. Pigott currently serve on this committee. The Audit Committee met four times during 1995.

    The Human Resources Committee met two times during 1995. Information concerning the functions of this committee is included in the "Report on Executive Compensation" provided later in this Proxy Statement. Mr. Pigott (chairman), Mr. Diver, and Mr. Wachtel are currently serving on this committee.

    The Finance and Strategy Committee considers and makes recommendations to the Board of Directors concerning issues such as long-term strategic growth (including mergers and acquisitions, capital requirements, and enhancement of shareholder value), international expansion, and new products. Members of this committee are Mr. Wachtel (chairman),Mr. Coyne, and Mr. Diver. This committee met five times in 1995.

    The Board of Directors of the Company met nine times during 1995. All incumbent directors, with the exception of Mr. Coyne, attended 100% of the aggregate number of meetings of the Board of Directors and committees of the Board on which they served during the year. Mr. Coyne missed one board meeting, and attended 95% of the aggregate Board and applicable Committee meetings held.


                           COMPENSATION OF DIRECTORS

    Ameriwood pays its Chairman of the Board an annual retainer of $14,000, and each of its other non-employee directors an annual retainer of $10,000. Each committee chairman receives an annual retainer of $5,000. In addition, the Company pays each director a fee of $500 for each Board or Committee meeting in which the director participates.

    Ameriwood also compensates non-employee directors for consulting services they may provide to the Company from time to time, as well as for reimbursement of documented expenses incurred in rendering such services. Payment consists of consulting fees at the rate of $125 per hour, subject to a maximum of $1,000 per day, with all payments subject to approval by the chairman of the Human Resources Committee. With respect to this agreement, Mr. Diver received approximately $120,000 for actual time and expenses incurred during 1995 in connection with litigation support, environmental matters, investor relations, and strategic planning issues. No consulting fees were paid to any other director during 1995.

    At the May 18, 1995 annual meeting, the shareholders approved a stock option plan for non-employee directors. Under the 1995 Plan, each incumbent non-employee director was granted an initial option to acquire 5,000 shares of Ameriwood common stock at a per share exercise price equal to the "fair market value" (as defined by the Plan) as of the date of the grant, May 18, 1995. For a newly elected non-employee director, an initial option to purchase 5,000 shares of stock would be granted at the time of election. Additional annual options to acquire 5,000 shares will be granted to all non-employee directors on each anniversary date of shareholder approval, except for a newly elected director who was granted an initial option earlier in the same calendar year.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table provides information as of May 31, 1996 (except as indicated in note (1) below) concerning direct or indirect beneficial ownership of Ameriwood common stock by each director and each executive officer of the Company, and by all directors and executive officers as a group, based on information provided to Ameriwood by or on behalf of such persons.

- -----------------------------------------------------------------------------------------------------------
                                  Amount and Nature of Beneficial Ownership
                                  -----------------------------------------
                                       Sole     Shared                                        Percent of
                                   Voting and  Voting or        Stock                        Class Issued
                                   Investment  Investment       Options                           and
            Name                      Power    Power (1)          (2)           Total        Outstanding(3)
===========================================================================================================
 Kevin K. Coyne (4)                   71,281   31,038           20,000         122,319           2.88%
 Neil L. Diver                       165,500   37,000           40,000         242,500           5.71%
 Richard Pigott                        6,600    1,600                0           8,200           0.19%
 Edwin Wachtel                        65,436        0           20,000          85,436           2.01%
 Charles R. Foley                      4,160    3,986           14,000          22,146           0.52%
 Craig G. Wassenaar                   12,000        0           10,000          22,000           0.52%
 ----------------------------------------------------------------------------------------------------------
 All Directors and
 Executive Officers as a
 group                               391,977   92,306          153,000         637,283          15.02%
- -----------------------------------------------------------------------------------------------------------

(1) Shares in this column include shares with respect to which the indicated person has shared voting or investment power by reason of joint ownership, trust or other contract or property right, and shares held by spouses and children as to which the indicated person may have substantial influence by reason of relationship. This total also includes, with respect to executive officers of the Company, shares held by the ESOP/401(k) Plan allocated to the accounts of such officers as of March 31, 1996.

(2) Shares may be acquired via options exercisable within 60 days.

(3) For purposes of computing the percentage of beneficial ownership by an individual (or by the group), any shares shown under "Stock Options" for that individual (or for the group) are treated as issued and outstanding.

(4) Of the shares listed for Mr. Coyne under "Shared Voting or Investment Power," 16,702 are owned of record by his minor children and 14,336 are held in a trust for his brother's children to which Mr. Coyne is the trustee, but as to which he has no monetary interest. Mr. Coyne disclaims beneficial ownership of all of these shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION
    The following table provides, for each of the last three completed fiscal years, information concerning the compensation of the Chief Executive Officer and each of the other individuals who were serving as executive officers at the end of fiscal 1995 whose total salary and incentive bonus for that year exceeded $100,000 (the "named executives").



- ----------------------------------------------------------------------------------------------------------
                                     SUMMARY COMPENSATION TABLE
==========================================================================================================
                                                                               Long-Term
                                               Annual Compensation (1)         Compensation
                                             ----------------------------------------------
                                                                                Options             All
                                                                  Other          /SARs             Other
    Name and Principal                                           Annual       (# shares)      Compensation
         Position              Year        Salary   Bonus     Compensation(2)    (3)                (4)
    ------------------------------------------------------------------------------------------------------
    Joseph J. Miglore           1995       $227,000       $0     $24,737       20,000             $31,783
     President, Chief           1994        227,000        0      26,030       20,000              36,384
     Executive Officer and      1993        215,000  102,601           *            0              18,487
     Secretary
    ------------------------------------------------------------------------------------------------------
    James R. Meier              1995        129,000        0      15,639        7,000              13,635
     Corporate Vice             1994        129,000        0      19,288        7,000              20,449
     President of Marketing     1993        122,400   45,452           *            0              14,693
     and Sales
    ------------------------------------------------------------------------------------------------------
    Gerald A. Hickman           1995        124,000        0           *        7,000              14,674
     Corporate Vice             1994        124,000        0           *        7,000              21,611
     President of               1993        117,500   44,561           *            0              10,331
     Manufacturing
    ------------------------------------------------------------------------------------------------------
    Charles R. Foley            1995        122,800        0      16,414        7,000              11,785
     Corporate Vice             1994        122,800        0      14,848        7,000              18,096
     President of Finance,      1993       65,540(5)  26,696           *            0               2,057
     Chief Financial Officer
    ------------------------------------------------------------------------------------------------------

(1) Includes amounts deferred under the 401(k) portion of the ESOP/401(k) Plan.

(2) A "*" in this column indicates that the dollar value of perquisites and other personal benefits provided to the named executive did not exceed 10% of such executive's aggregate salary and bonus. In each case where the amount did exceed 10%, the cost to lease a company automobile for the named executive represented more than 25% of his total perquisites and other personal benefits. Also, for Mr. Miglore, a monthly auto allowance represented more than 25% of his other annual compensation for 1995.

(3) In accordance with special provisions in the Ameriwood Industries 1993 Stock Incentive Plan, as approved by the shareholders at the 1993 annual meeting, a portion of Mr. Miglore's options granted in 1992 were automatically canceled and replaced by options granted on June 16, 1993, the date of shareholder approval. The purpose of this special provision was to allow the portion of Mr. Miglore's 1992-granted incentive stock options not then exercisable to become fully exercisable as non-qualified stock options.
    The replacement options cover the same number of shares as were covered by the canceled options, and the per share exercise price and expiration date also remained unchanged, as did any effect of employment termination while the replacement options are outstanding. In all other respects, the replacement options are governed by the terms of the 1993 Stock Incentive Plan.

(4) Includes Company matching contributions under the 401(k) portion of the ESOP/401(k) Plan, Company contributions under the ESOP portion of the ESOP/401(k) Plan, and, beginning in January 1994, annual premiums under the Supplemental Executive Retirement Program (SERP) as described later in this Proxy Statement.

- -------------------------------------------------------------------------------------------------
   Year     Description                Miglore           Meier             Hickman         Foley
=================================================================================================
  1995      401(k) match               $ 6,468           $4,519            $4,339          $4,298
            ESOP contribution            4,500            3,874             3,719           3,684
            SERP premium                20,815            5,242             6,616           3,803
- -------------------------------------------------------------------------------------------------
  1994      401(k) match                 6,468            6,106             5,894           5,229
            ESOP contribution            9,101            9,101             9,101           9,064
            SERP premium                20,815            5,242             6,616           3,803
- -------------------------------------------------------------------------------------------------
  1993      401(k) match                 6,855            6,099             4,288           2,057
            ESOP contribution           11,632            8,594             6,043               0
- -------------------------------------------------------------------------------------------------

(5) Represents salary for partial year, as Mr. Foley was hired as Corporate Vice President of Planning and Control in June 1993.


CERTAIN AGREEMENTS WITH NAMED EXECUTIVES
                          MIGLORE EMPLOYMENT AGREEMENT
    Joseph J. Miglore had an employment agreement with Ameriwood from the time he joined the Company in April 1990, as amended by an addendum in November 1992, until he left the Company in January 1996. The agreement provided for salary at a rate subject to annual review by the Ameriwood Board (which had been delegated to the Human Resources Committee), a potential annual cash incentive bonus, the amount of which was tied to achievement of objectives established by the Human Resources Committee under Ameriwood's Annual Incentive Plan, and for certain fringe benefits. The agreement provided for termination by either party at any time.

    Under this agreement, if Ameriwood terminated Mr. Miglore for any reason other than cause, he was entitled to receive severance of one year's salary, the full amount of his target cash incentive bonus for the calendar year of termination, and continuation of fringe benefits for twelve months. In addition, for a 30-day period following such termination, Mr. Miglore would have had the right to require the Company to purchase all shares of Ameriwood stock then owned by him and all of his then-outstanding options on Ameriwood stock to the extent they were exercisable on the termination date. The purchase price for such shares and options would have been based on the average high bid and low asked prices for the common stock on or nearest the date he demanded such purchase, reduced, in the case of options, by the option exercise prices. Ameriwood was not obligated to provide any post-employment payments or benefits to Mr. Miglore if he voluntarily terminated employment or if his employment was terminated by death.

    On January 29, 1996, Mr. Miglore's employment arrangement with the Company was terminated and the parties entered into a "Mutual Termination and Benefits Agreement." Under the terms of this agreement, Mr. Miglore received a lump sum settlement of $402,000 and certain health and life insurance benefits for one year. In addition, he received stock appreciation rights on 20,000 shares of the Company's common stock, which were exercised on April 3, 1996. The amount was determined by the spread between $5.625 (the closing price on April 3, 1996) and $4.50. Also, should a "change of control" (defined below) occur during the nine months following termination of employment, Mr. Miglore, under the terms of his Management Retention Agreement, is entitled to the benefits described in the section below, except that the lump sum severance payment would be multiplied by three, and the fringe benefits would continue for three years. Mr. Miglore also resigned from the Company's Board of Directors on March 8, 1996.


                        MANAGEMENT RETENTION AGREEMENTS
    Ameriwood has entered into Management Retention Agreements with all of its executive officers, as well as with certain other key employees. These agreements were authorized by the Board of Directors, and were initially generated in connection with a proposal to acquire the Company made in late 1992. The purpose of the agreements is to reinforce and encourage such employees' continued attention and dedication to their duties when faced with potentially disturbing circumstances which might arise from the possibility of a change in control of the Company. Each agreement remains in force for the entire term of the pertinent person's employment. However, no benefits could become payable under any agreement unless a "change in control" should occur (as therein defined).

    Under each executive's agreement, if such a change in control occurred, and within 24 months thereafter the executive terminates his employment for "good reason," or his employment is otherwise terminated for reasons other than death, "disability," voluntary "retirement" or "cause" (terms defined in the agreements), he would become entitled to (1) continuation of fringe benefits for one year and (2) lump-sum cash severance payments in the following amounts:
(a) the total of annual salary, target annual incentive bonus, and 9.5% of salary and target incentive; (b) the full amount of any unvested employer contributions allocated to his account under the ESOP/401(k) Plan; (c) for each share covered by an outstanding option on Ameriwood stock then owned, the excess of market price (or if higher, the highest price paid in connection with any change in control) over the pertinent option exercise price, whereupon such options would be canceled; and (d) reasonable legal fees and expenses incurred by him as a result of the termination. These fringe benefits and severance payment entitlements are subject to the signing and delivery of a release, and to certain potential payment reductions related to provisions of the Internal Revenue Code. Each agreement further provides that if the Company terminates the executive other than for cause or he terminates employment for good reason prior to a change in control, should a change in control occur within nine months thereafter, he would be entitled to the benefits and payments described above as if his termination had occurred on the first business day following the change in control.

                   SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM
    The Company believes that competitive retirement benefits are an integral part of attracting and retaining key executives. Based on an independent benefits consulting firm study, Ameriwood executive officers were up to 22% below the average retirement "target replacement rate" of ending salary of the 300+ companies in its study. A target replacement rate is the desired percentage of salary that would be available at retirement, through retirement savings plans or other retirement vehicles. Ameriwood executive officers were below the average rate primarily because of government regulations that currently limit Company and executive contributions to Ameriwood's ESOP/401(k) Plan. Therefore, on January 21, 1994, Ameriwood instituted a Supplemental Executive Retirement Program (SERP) for all of its executive officers.

    Under the SERP, Ameriwood has purchased variable life insurance policies for each executive officer. Each policy is subject to a Split-Dollar Life Insurance Agreement ("Split-Dollar Agreement") and a Severance Compensation Agreement, under which ownership of the insurance policy lies with each respective executive officer. Since Ameriwood is obligated to pay the policy premiums, in consideration of such payments each executive officer has assigned to Ameriwood a collateral security interest in his policy, which is evidenced by a Collateral Assignment Agreement. Under the Split-Dollar Agreement, executive officers may also make, at their option, after-tax deposits to investment accounts established under the policies.

    If an executive officer remains continuously employed full-time with Ameriwood until he attains age 55, and employment is subsequently terminated for any reason other than "cause" (as defined in the executive officer's management retention agreement described in the preceding section), the Company will release to the executive officer its collateral security interest in the policy, which is equal to the total amount of premiums paid to-date on that policy. The executive officer would receive the cash surrender value of the policy, which would be taxable to the executive officer and tax deductible to the Company. Should the executive officer's employment with Ameriwood be terminated for any reason prior to attaining age 55, the Company would receive the lesser of the cash surrender value of the policy or the amount of its collateral security interest on that executive officer's policy; the executive officer would not be eligible for any benefit in these circumstances. If the Company terminates the executive officer for cause, no benefit will be payable under this program.

    In the event of disability, an executive officer will be deemed to have met the age requirement and will be entitled to the benefits described above. Should an executive officer die while employed by Ameriwood, the Company would be reimbursed for its security interest from the death benefit paid out on the policy. The remainder of the death benefit would be issued to the executive officer's named beneficiary; no other benefit would be payable under the program.

    Ameriwood agrees that it will not merge or consolidate with any other corporation or organization, or permit its business activities to be taken over by any other organization, unless the other organization agrees to assume the obligations under this program. Total premiums paid in connection with the life insurance policies under this program were approximately $34,000 in 1995, which will continue to be the approximate amount of premiums for existing policies each succeeding year for as long as the policies remain in effect.

STOCK OPTIONS
    The following tables provide information concerning options to purchase Ameriwood common stock granted to the named executives during 1995 and unexercised options held by the named executives at year-end. There were no options exercised during 1995.

- --------------------------------------------------------------------------------------------------------------
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
===============================================================================================================

                                   Individual Grants
                  -----------------------------------------------------
                               % of Total
                   # of        Options/                                        Potential Realizable Value at
                 Options     SARs Granted to                                   Assumed Annual Rates of Stock
                  /SARs       Employees in      Exercise                       Appreciation for Option Term (2)
                 Granted         Fiscal          Price        Expiration       --------------------------------
       Name        (1)            Year         ($/Share)         Date             0%      5%           10%
- ---------------------------------------------------------------------------------------------------------------
    Miglore         20,000        42.6%        $8.875         02/07/05           $0   $111,629      $282,889
    Meier            7,000        14.9%        $8.875         02/07/05            0     39,070        99,011
    Hickman          7,000        14.9%        $8.875         02/07/05            0     39,070        99,011
    Foley            7,000        14.9%        $8.875         02/07/05            0     39,070        99,011
- ---------------------------------------------------------------------------------------------------------------

(1) Options were granted under Ameriwood's 1993 Stock Incentive Plan, and allow the exercise price to be paid in cash, shares of common stock, or any combination thereof. All options were granted for maximum ten-year terms and were immediately exercisable. In the case of voluntary separation, stock options expire 90 days after termination.

(2) Potential realizable values are based on arbitrarily assumed rates of appreciation in the market value of Ameriwood common stock above the exercise price and over the entire option term without any discount to present value. As illustrated by the first column, without an increase in the stock price above the market price at grant, there would be no value realized. Ameriwood's closing stock price as of March 15, 1996 would have to increase by over 60% to equal the market price at grant for these options.

- ---------------------------------------------------------------------------------------
                      FISCAL YEAR-END OPTION / SAR VALUES
=======================================================================================

                           Number of Unexercised      Value of Unexercised In-the-Money
                          Options/SARs at Year-End       Options/SARs at Year-End(1)
                          -------------------------       -------------------------
  Name                    Exercisable/Unexercisable       Exercisable/Unexercisable
- ---------------------------------------------------------------------------------------
  Miglore                        124,000 / 0                     $0 / 0
  Meier                           28,000 / 0                      0 / 0
  Hickman                         21,000 / 0                      0 / 0
  Foley                           14,000 / 0                      0 / 0
- ---------------------------------------------------------------------------------------

 (1) In-the-Money options are those for which, at year-end, the fair market value of the underlying security exceeded the exercise price.


                        REPORT ON EXECUTIVE COMPENSATION

    The following report is presented to shareholders by the members of the Human Resource Committee (formerly the Compensation and Benefits Committee) of the Board of Directors. Mr. Pigott is the chairman of this committee.

GENERAL ORGANIZATION AND FUNCTIONS
    The Human Resources Committee has been a standing committee of Ameriwood's Board of Directors for many years. Pursuant to long-standing Board policy, only non-employee directors serve on this committee.

    In general, the Human Resources Committee is charged with overseeing the operation of the Company's compensation and incentive programs for executive officers and other key personnel. The members of this committee also review existing programs, and implement or recommend to the Board such new programs they may consider advisable in light of Ameriwood's overall compensation objectives and strategies. As part of its general functions, the Committee annually reviews the salaries of all executive officers and recommends to the Board such salary adjustments as it considers appropriate. In addition, it administers Ameriwood's incentive plans, under which executive officers and other key employees may earn cash and/or equity-based incentives.

OVERVIEW OF EXECUTIVE OFFICER COMPENSATION PROGRAMS
    Ameriwood's compensation programs for executive officers attempt to relate the overall pay levels of these officers to the attainment of company-wide and individual performance objectives, as well as to improvements in shareholder returns. These programs attempt at the same time to further the Company's ability to attract and retain the best possible executive talent by providing compensation opportunities competitive with those of executives possessing similar experience and responsibilities at similar manufacturing companies. In order to motivate executives to achieve the goals inherent in Ameriwood's business strategy, as well as to attain individual performance objectives, a potentially substantial portion of executive annual compensation is possible, dependent upon achievement of such goals and objectives, through the Annual Incentive Plan. In addition, a significant portion of executive compensation over the longer-term is linked to increases in market value of Ameriwood stock, through equity-based plans.

SALARIES
    Initial salaries for new executive officers are negotiated between the prospective executive and management, subject to Human Resources Committee and full Board approval. In reviewing such salaries and making recommendations to the Board, the Committee evaluates the responsibilities of the position and the experience of the individual by reference to the competitive marketplace for executive talent. This is accomplished through a comparison of salaries for comparable positions at other companies. The Committee also considers the potential availability of additional compensation for the prospective executive through the Annual Incentive Plan and through equity-based awards.

    Likewise, in reviewing and formulating recommendations concerning annual salary adjustments for executive officers, the Human Resources Committee considers comparative executive salary survey data, along with the potential availability of compensation other than salary. Other factors are also considered, including Ameriwood's financial performance during the prior year in relation to its business plans and objectives; Company performance measures such as increases in market share, manufacturing efficiency gains, or improvements in product quality and relations with customers, suppliers or employees; any new responsibilities assigned or to be assigned to an executive; and Committee members' assessments (supplemented by those of the CEO, with respect to other executive officers) of each executive's past individual performance and consequent anticipated future contributions. Extraordinary developments bearing on Company and individual executive performance are also taken into account during the salary review process.

    Based on the factors described above, Ameriwood's executive officers did not receive any salary increases for 1996.

ANNUAL INCENTIVE PLAN
    At the beginning of each year under the Annual Incentive Plan maintained for executives and other key employees, the Human Resources Committee establishes a specified annual target for net earnings and/or "Return on Net Assets Employed" ("RONAE"). Defined in more detail in the plan, RONAE in general is determined by dividing annual pretax income by the difference between average monthly total assets and average monthly current liabilities for the year. The Committee also approves individual performance objectives for each plan participant. The amount of the cash incentive bonus that any plan participant can earn for the year is then entirely dependent upon actual results and the extent to which the participant's individual performance objectives are achieved. If less than 80% of target is achieved, no incentives may be paid under the plan, regardless of the extent to which individual goals have been achieved. If the 80% minimum threshold is met or exceeded, each plan participant will earn a percentage of his or her salary. The percentage ranges from a minimum of 6.75% to a maximum of 47.5%. In addition, all participants may earn a percentage of salary for attainment of individual goals-from 2.5% for attainment of at least 70% of individual goals to 17.5% for attainment of all such goals.

    As the Company did not attain 80% of target for 1995, no cash incentives were paid to any executive officers or other management personnel for 1995.

STOCK OPTIONS
    Stock options entitle management to buy shares of Ameriwood common stock at a specified price for a specified period of time. Committee members believe that by encouraging equity ownership in the Company, the interests of shareholders and management become more closely aligned. Stock options provide management an incentive to increase the stock value over the long-term by rewarding them for any appreciation in the stock price.

    Stock options are awarded to executives and other key employees who, in the judgment of the Human Resources Committee, are expected to contribute materially to the Company's future success. More specifically, the employees' respective contributions toward Ameriwood's business plans and strategic goals and the improvement in Ameriwood's stock price during the year are considered in the award of stock options. The Committee is also influenced by whether options were granted in the prior year, and if so, the size of the grant.

    Options are typically granted annually. The size of stock option grants are initially recommended to the Committee by the CEO (with the exception of his own grant), and are generally consistent in size from year to year. In February 1996, the Committee approved the grant of 20,000 Stock Appreciation Rights to Mr. Foley and stock options to certain key employees under the 1993 Stock Incentive Plan. These options were provided as an incentive for execution of a management reorganization further described in the Company's 1995 annual report on Form 10-K. All stock options are initially granted at exercise prices equal to the fair market value of the common stock on the date of grant.

                                                         Respectfully submitted,

                                                        Richard Pigott, Chairman
                                                                   Neil L. Diver
                                                                   Edwin Wachtel

                               STOCK PERFORMANCE

    The following graph compares the cumulative total shareholder return on an investment in Ameriwood common stock with The Nasdaq Stock Market for U.S. companies index, and with the Wood Household Furniture Index--SIC Code 2511. The Nasdaq Stock Market for U.S. companies is a performance indicator of the overall stock market, while the Wood Household Furniture Index is more specific to the nature of Ameriwood's business. The comparison assumes a $100 investment on December 31, 1990 and cumulation and reinvestment of dividends paid thereafter.


                              FISCAL YEAR ENDING

                                 1990       1991      1992       1993      1994      1995
Ameriwood Industries             100        266.67    560.00     853.33    386.67    206.67
Wood Household Furniture Index   100        138.38    184.33     232.37    155.37    194.47
The Nasdaq Stock Market (US)     100        128.38    129.64     155.50    163.26    211.77


*The Wood Household Furniture Index--SIC Code 2511, prepared by Media General Financial Services, includes Bassett Furniture, Bush Industries, Chromcraft Revington, DMI Furniture, Ethan Allen Interiors, Interco, LADD Furniture, Masco Corp., O'Sullivan Industries, Pulaski Furniture, Stanley Furniture, Wellington Hall, and Ameriwood.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As previously noted, Edwin Wachtel, who is currently a member of the Human Resources Committee and served on that committee throughout 1995, was President and Chief Executive Officer of Europe Craft Imports, Inc. ("Europe Craft") until September 1995. Ameriwood had an agreement with Europe Craft, which owns the Members Only trademark, under which Ameriwood was granted an exclusive license to use the trademark in the United States and its territories and possessions, Canada, and Mexico. The agreement began on March 1, 1992 and was terminated June 30, 1995. The trademark was used in connection with the manufacture, distribution and sale of unassembled furniture produced from designs approved by Europe Craft ("covered products").

    Royalties payable under this agreement were based on a percentage of the Company's Net Sales (as defined in the agreement) of covered products manufactured and sold during a contract period, subject to minimum required royalties of $100,000 for the 12-month period ended June 30, 1994, and $130,000 for each succeeding twelve month period while the agreement remained in effect. The agreement also required Ameriwood to comply with specified standards and practices relating to use of the trademark, and contained cross-indemnifications between Ameriwood and Europe Craft. During 1995, payments to Europe Craft pursuant to this agreement were $65,000, the minimum amount due for the six month period of January 1,1995 through June 30, 1995.

OTHER MATTERS
    As previously noted, Neil Diver, who served on the Human Resources Committee throughout 1995, is the Chairman of the Board of Ameriwood. However, neither Mr. Diver, nor any other director serving on the Human Resources Committee during 1995, is, or has ever been, an employee or officer of Ameriwood or any of its subsidiaries.

    As discussed previously under "General Information", non-employee directors of Ameriwood may be compensated for consulting services provided to the Company, as well as for reimbursement of documented expenses incurred in rendering such services. With respect to this arrangement, Mr. Diver received approximately $120,000 for actual time and expenses incurred during 1995.

                                 MISCELLANEOUS

SECTION 16(A) COMPLIANCE
    Section 16(a) of the Securities Exchange Act of 1934 requires all Ameriwood directors and officers and persons owning more than 10% of its common stock to file reports with the Securities and Exchange Commission, with a copy to be furnished to the Company. Based on a review of such reports (Forms 3, 4 and 5, and written representations from certain reporting persons) furnished to Ameriwood during or with respect to the preceding fiscal year, the Company believes that all Section 16(a) filing requirements were met.

INDEPENDENT AUDITORS
    The Company's independent public accountants for the year ended December 31, 1995 were Coopers & Lybrand L.L.P. Representatives of Coopers & Lybrand L.L.P. are expected to attend the annual meeting to respond to appropriate questions and to make a statement if they so desire.

PROPOSALS OF SHAREHOLDERS AND SHAREHOLDER NOMINATIONS OF DIRECTORS
    Any shareholder proposal intended for presentation at the 1997 annual meeting of shareholders must be received at Ameriwood's corporate office, 171 Monroe Avenue, NW, Suite 600, Grand Rapids, Michigan, 49503, no later than February 20, 1997, in order to be eligible for inclusion in the Company's proxy materials relating to that meeting.

                                              By order of the Board of Directors




                                                          /s/ CRAIG G. WASSENAAR
                                                          ----------------------
                                                              CRAIG G. WASSENAAR
                                                                       Secretary
                                                          Grand Rapids, Michigan
                                                                   June 20, 1996

PROXY                                                              PROXY

                 AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 25, 1996

The undersigned appoints Neil L. Diver and Craig G. Wassenaar, or either of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Ameriwood Industries International Corporation to be held on July 25, 1996 at 9:00 AM, local time, and any adjournments or at postponements of the Annual Meeting, and to vote as specified in this Proxy all the Common Shares of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with the undersigned's indicated directions. If no direction is made, this Proxy will be voted FOR the election of Directors.

 YOUR VOTE IS IMPORTANT!  PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE
           SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                 (Continued and to be signed on reverse side.)

                 AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.



                                                       For All
1. Election of Directors-                  For Withheld Except
   Nominees:  Kevin K. Coyne,              / /    / /    / /
   Neil L. Diver

- ------------------------------------
(Except nominee written above.)

Record Date Shares:                                                                   The undersigned acknowledges receipt of
                                                                                      Ameriwood's proxy solicitation materials,
                                                                                      including notice of meeting, and of its
                                                                                      1995 Annual Report to Shareholders.


                                                                                       Dated:                     ,1996
                                                                                             ---------------------

                                                                                        ------------------------------
                                                                                        Signature(s)

                                                                                        ------------------------------
                                                                                        Please sign exactly as your name appears.
                                                                                        Joint owners should each sign personally.
                                                                                        Where applicable, indicate your official
                                                                                        position or representation capacity.






[FIRST MICHIGAN
BANK LOGO]


                                 June 20, 1996

                         NOTICE TO PARTICIPANTS IN THE
                   AMERIWOOD INDUSTRIES AFFILIATED EMPLOYEE
                        STOCK OWNERSHIP AND SAVINGS PLAN

                                   IMPORTANT

Dear Plan Participant:

        Enclosed is the notice of meeting and Proxy Statement that have been prepared by Ameriwood Industries International Corporation ("Ameriwood"). These documents have been prepared in connection with the solicitation of proxies by Ameriwood's Board of Directors for Ameriwood's annual meeting of shareholders to be held July 25, 1996, and any adjournment thereof.

        Because FMB Trust, as trustee of the Plan (the "Trustee"), is the holder of record of all shares of Ameriwood stock held under the Plan -- including shares allocated to your Plan account(s) -- the Trustee is the only person who can directly vote or give a proxy for voting those shares. However, under the terms of the Plan, only you have the right to direct the Trustee how to vote your allocated shares, and those shares cannot be voted at all without instructions from you. Therefore, enclosed is a blue voting instruction form and a postage-paid return envelope for the purpose of instructing the Trustee how to vote your allocated shares of Ameriwood common stock at the annual meeting.

        TO ASSURE THAT YOUR ALLOCATED SHARES WILL BE VOTED AT THE MEETING, IT IS IMPORTANT THAT THE TRUSTEE RECEIVE YOUR VOTING INSTRUCTIONS NO LATER THAN JULY 18, 1996.

        The enclosed proxy materials describe all of the matters that Ameriwood expects will be voted upon at the upcoming meeting. You should review those materials carefully. In addition, the recommendations of Ameriwood's Board concerning these matters have been indicated on the blue voting instruction form for your information. If you want to support the recommendations of the Board concerning the proposals to be considered at the meeting, you can do so by signing, dating and returning the blue voting instruction form in the postage-paid envelope provided. If you wish your allocated shares to be voted in some other manner with respect to one or more of the proposals, you should so indicate on the form before signing, dating and returning it to the Trustee. The Trustee makes no recommendation with respect to your voting decisions.

        YOUR VOTE IS STRICTLY CONFIDENTIAL. Under no circumstances will the Trustee, or any of its agents, disclose to Ameriwood or any other party how or if you voted. You should feel free to vote in the manner you think is best.

        If you have any questions about your voting rights under the Plan, the voting instruction form, or the secrecy of your vote, please contact the Trustee between the hours of 9:00 AM and 4:00 PM, eastern standard time, at
(616) 355-9694.


                                                FMB Trust, Trustee

  AMERIWOOD INDUSTRIES AFFILIATED EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN
                        VOTING INSTRUCTIONS TO TRUSTEE

                  FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
                AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION
                                JULY 25, 1996



I, as a participant in the Ameriwood Industries Affiliated Employee Stock Ownership and Savings Plan (the "Plan") hereby instruct FMB Trust, as trustee under the Plan (the "Trustee"), to vote, either in person or by proxy, all shares of common stock of Ameriwood Industries International Corporation ("Ameriwood") allocated to any of my Plan accounts in accordance with the instructions set forth below. Such shares are to be voted at the 1996 annual meeting of shareholders and at any adjournment thereof. I also instruct the Trustee to act in its discretion (or to authorize its proxy or proxies to act in his or their discretion) upon any other matters which may come before the meeting.

I UNDERSTAND THAT THE RECOMMENDATIONS OF AMERIWOOD'S BOARD OF DIRECTORS ARE SET FORTH BELOW FOR MY INFORMATION ONLY AND THAT THE TRUSTEE MAKES NO RECOMMENDATIONS WITH RESPECT TO MY VOTING DECISIONS.

NOTE: This instruction form must be signed, dated and received by the trustee by the close of business on July 18, 1996 in order for the trustee to ensure that your voting instructions will be followed. If your voting instructions are not timely received, the trustee will not vote the shares allocated to your account. Your voting instructions to the trustee are confidential, as explained in the accompanying notice to participants.

           *******************************************************


1.  Election of Directors

    / / FOR both nominees       / / FOR ALL EXCEPT       / / WITHHOLD AUTHORITY
                                                             as to both nominees

                                    KEVIN K. COYNE         NEIL L. DIVER

NOTE: If you do not want your shares voted "FOR" a particular nominee, mark the "FOR ALL EXCEPT" box and strike a line through the nominee's name you do not wish to vote for. Your shares will be voted for the remaining nominee.

AMERIWOOD'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE DIRECTOR OF NOMINEES LISTED ABOVE.


           *******************************************************

As a participant in the Plan, I hereby acknowledge receipt of Ameriwood's proxy solicitation materials relating to the 1996 annual meeting of shareholders, and I hereby instruct the Trustee to vote all shares allocated to any of my Plan accounts as I have indicated above. If I sign this instruction form but do not specifically instruct the Trustee how to vote, the Trustee is instructed to vote all of my allocated shares in accordance with the recommendations of Ameriwood's board of directors.

The submission of this instruction form, if properly signed and dated, revokes any prior voting instructions I may have given to the Trustee.


Dated:                                Signature:
      -----------------------------             --------------------------------